Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the
    Disclosure Controls as of a date
    within 90 days of the Filing Date,
    the Disclosure Controls are
    effectively designed to ensure that
    information required to be disclosed
    by the Fund in the Report is recorded,
    processed, summarized and reported by
    the Filing Date, including ensuring
    that information required to be
    disclosed in the Report is accumulated
    and communicated to the Fund's
    management, including the Fund Officers, as appropriate to allow timely decisions regarding required disclosure

(ii) There were no significant changes in the Fund's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

(iii) Certification of principal executive officer (see attached).
      Certification of principal financial
      officer (see attached).

Revisedexhibit.doc